Exhibit 99.01: Press Release



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                              FOR IMMEDIATE RELEASE

CONTACT:
Michael J. Carroll, President & CEO
FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.
(630) 759-7666

               FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC. ANNOUNCES
                  SIGNIFICANT DEVELOPMENTS IN BANK NEGOTIATIONS

         ROMEOVILLE, ILLINOIS, September 4, 1996 - Franklin Ophthalmic Instruments Co., Inc. (OTC: FKLNU, FKLNW, FKLN) - announced today that it has completed negotiations and reached an agreement with its principal lender, Silicon Valley Bank. Pursuant to the terms of such agreement, Silicon Valley Bank (the "Bank") has agreed to convert approximately $3 million of amounts owed to it by the Company under its line of credit (the "Line of Credit") with the Bank into shares of the Company's common stock at the rate of $1.52 per share. The Bank has further agreed to extend the maturity date with respect to the remaining $1.8 million under the Line of Credit to August 1997. The Bank's agreement is conditioned on, among other things, the Company's receipt of at least $1 million in capital and the personal guarantees (for an amount not to exceed $200,000 in the aggregate) of Michael J. Carroll, James J. Urban, and Brian M. Carroll, officers of the Company.

         The Company's agreement with the Bank is part of the Company's overall plan to restructure its existing debt. In connection therewith, the Company is endeavoring to reach agreements with other creditors.

         Franklin  (a.k.a.   Franklin  MOI)  sells  and  services   high-quality
instrumentation utilized by ophthalmologists, optometrists, and medical organizations. In addition, Franklin is a system integrator for digital and electrical applications for the ophthalmic marketplace. The Company distributes over 2,000 products from over 40 manufacturers from Romeoville, Illinois.



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